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                                                                      Exhibit 21

              Subsidiaries of Alternative Resources Corporation

Alternative Resources Corporation Subsidiaries

          Name                               State of Incorporation
          ----                               ----------------------
          ARC Service, Inc.                  Delaware
          ARC Solutions, Inc.                Delaware
          ARC Midholding, Inc.               Delaware